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                                                                    Exhibit 23.1






                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Isle of Capri Casinos, Inc. for the offer to exchange up to $200,000,000 of its 9% Senior Subordinated Notes due 2012 and to the incorporation by reference therein of our report dated June 14, 2001, with respect to the consolidated financial statements of Isle of Capri Casinos, Inc. incorporated by reference in its Annual Report (Form 10-K) at April 29, 2001 and April 30, 2000 and for the years ended April 29, 2001, April 30, 2000, and April 25, 1999, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP

New Orleans, Louisiana
May 20, 2002